Exhibit (3)(i)

CHARTER

of

THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY


Hartford, Connecticut

as

RESTATED EFFECTIVE

APRIL, 1990


CHARTER
of
THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY

Section 1. The Hartford Steam Boiler Inspection and Insurance Company shall continue under that name, a body corporate, with power to purchase or otherwise acquire, have, hold and enjoy lands, rents, tenements, hereditaments, goods, monies, chattels, choses in action and property and effects of every kind, and also any or all of the shares or other securities or any interest in, or obligation of, any insurance corporation or any other corporation or governmental unit and the same to sell, grant and convey and to loan, invest, reinvest, alienate and dispose of any of such assets in any manner permitted on or after the effective date of this act in the case of any other corporation chartered on or after said date by Connecticut and empowered to do a class of business referred to in Section 2 hereof, and to have and enjoy all the rights, privileges, powers and immunities granted on or after to said date to corporations under the general statutes, including the power to amend this charter from time to time.

Section 2. The Corporation shall have the power to write boiler and machinery, fire, marine, casualty, liability, indemnity, accident and health and fidelity insurance and any and all other forms of insurance against hazards or risks of every kind and description which on or after the effective date of this act may lawfully be the subject of insurance except life and endowment insurance and contracts for the payment of annuities; and the Corporation is specifically empowered to accept and to cede reinsurance of any such risks or hazards. The Corporation shall have the power to make inspections and render inspection and engineering services in connection with the design, construction, maintenance or operation of boilers, machinery or any equipment regardless of whether policies of insurance are issued in connection therewith. The Corporation may exercise such powers outside of Connecticut to the extent permitted by the laws of the particular jurisdiction. Policies or other contracts may be issued, stipulated to be with or without participation in profits; and they may be with or without seal.

Section 3. The capital stock of the Corporation shall not be less than one million dollars. The authorized number of shares, which may be increased from time to time when and if authorized by the stockholders shall consist of 50,000,000 shares of common stock without par value and 500,000 shares of preferred stock without par value. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock including, without limitation, any voting rights thereof, to divide and issue the preferred stock in series, to fix and determine the variations among series to the extent permitted by law and to provide that shares of the preferred stock, or any series thereof, may be convertible into the same or a different number of shares of common stock. No stockholder shall have any preemptive right to purchase or subscribe to any shares of any class of stock of the Corporation, whether authorized on or after the effective date of this act, or to any securities convertible into shares of any class of stock of the Corporation. The capital stock of the Corporation shall be transferable in accordance with the bylaws, and one or more transfer agents may be employed.

Section 4. The corporate office shall be in Hartford or in such other town in Connecticut as the Board of Directors may deter-mine. The annual meeting of the stockholders shall be held at such time and place within the state and upon such notice as may be determined from time to time either by or in accordance with the bylaws. At all meetings of the stockholders and subject, in the case of preferred stockholders, to such provisions concerning voting rights as the Board of Directors may determine pursuant to the authority granted in Section 3 hereof, each stockholder shall be entitled to vote in person or by an attorney duly authorized by a written proxy and each share of stock represented at the meeting shall be entitled to one vote.

Section 5. The business property and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine nor more than fourteen directors, the exact number of directorships to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The class of directors that was elected by the stockholders at the 1984 annual meeting of stockholders shall be assigned to Class I for a term expiring in 1987; the current directors in the class expiring in 1986 shall be assigned to Class II for a term expiring in 1986; the current directors in the class expiring in 1985 shall be assigned to Class III for a term expiring in 1985. At each annual meeting of stockholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a reduction of the number of directors remove any director in office or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, removal from office or order of court that, by reason of incompetency or any other lawful cause, he is no longer a director in office.

     Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the concurring vote of directors holding a majority of the directorships, which number of directorships shall be the number prior to the vote on the increase, and any other vacancy occurring in the Board of Directors may be filled by concurring vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

     Any director or the entire Board of Directors may be removed only for cause by the affirmative vote of eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation, voting together as a single class. For the purposes of this Section 5, "cause" shall be defined as (a) a final non-appealable order of conviction of a felony involving moral turpitude by a court of competent jurisdiction in the United States or (b) a final non-appealable order of a court of competent jurisdiction in the United States finding gross negligence in the performance of duties as a director or officer of the Corporation.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Charter applicable thereto, and such directors so elected shall not be divided into classes pursuant to this
Section 5 unless expressly provided by such term.

Notwithstanding any other provisions of this Charter or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Charter or the bylaws of the Corporation) the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Section 5; provided, however, that this paragraph shall not apply to, and such eighty percent (80%) vote shall not be required for any amendment, repeal or adoption recommended by three-quarters of the entire Board if all of such directors are persons who were members of the Board at the annual meeting of stockholders of the Corporation held prior to the proposal of any such amendment, repeal or adoption or persons nominated by such members.

Section 6. The directors of the Corporation shall choose from among their number a president and shall elect one or more vice presidents, a treasurer, a secretary and such other officers as they may deem desirable. The officers shall be elected to hold office until the next annual meeting and until their successors have been chosen; they may be removed at any time at the pleasure of the directors.

Section 7.

A. In addition to any affirmative vote required by law or this Charter or the bylaws of the Corporation, and except as otherwise expressly provided in Section B of this Section 7, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. The provisions of Section A of this Section 7 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Charter or the bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met:

1. The Business Combination shall have been approved by two-thirds (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder, as hereinafter defined to become an Interested Stockholder) of the Continuing Directors, as hereinafter defined.

2. All of the following conditions shall have been met:

a. The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii), (iii) and (iv) below:

(i) (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common
Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement
Date");

(ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder
(the "Determination Date"), whichever is higher;

(iii) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of Common Stock; and

(iv) The Corporation's net income per share of Common
Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) with respect to common stock of such Interested
Stockholder or the highest price/earnings multiple with respect to Common Stock within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community);

b. The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount deter-mined under clauses (i), (ii), (iii) and (iv) below:

(i) (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder within the two-year period immediately prior to the Announcement
Date;

 (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher;

(iii) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
fees) paid by or on behalf of the Interested
Stockholder for any share of such class or series of the Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock; and

(iv) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business
Combination to be consummated constitutes such an event.

The provision of this Paragraph 2.b shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

c. The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

d. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by two-thirds of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by two-thirds of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect fully any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by two-thirds of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

e. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly
(except proportionately as a stockholder of this Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this Corporation, whether in anticipation of or in connection with such Business
Combination or otherwise.

f. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provi-sions replacing such Act, rules and regulations) or the insurance laws and regulations of the State of Connecticut, if applicable, shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required by law to be mailed). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the Corporation.

C. For the purposes of this Section 7:

1. The term "Business Combination" shall mean:

a. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation
(whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested
Stockholder involving any assets or securities of this Corporation, any subsidiary or any Interested
Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market
Value of $10,000,000 or more; or

c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;
or

 d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder:
or

e. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

2. The term "Capital Stock" shall mean all stock of the Corporation authorized to be issued from time to time under
Section 3 of this Charter, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

3. The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

5. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, convertible securities, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, convertible securities, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on March 1, 1984 (the term
"registrant" in said Rule 12b-2 meaning in this case the Corporation).

7. The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term
"Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

8. The term "Continuing Director" means any member of the board of directors of the Corporation (the "Board") while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a Member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

10. In the event of any Business Combination in which this Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this Section 7 shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.
D. The Board of Directors shall have the power and duty to determine for the purposes of this Section 7 on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation have, or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Section 7 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. The fact that any Business Combination complies with the provisions of Section B of this Section 7 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of this Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

G . Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Charter or the bylaws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Section 7; provided, however, that this Section G shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section C, Paragraph 8 of this Section 7.

Section 8. To the fullest extent permitted by the Connecticut General Statutes as the same exists or may hereafter be amended, the personal liability of a director to the Corporation or its stockholders for monetary damages for breach of duty as a director shall be limited to an amount that is not less than the compensation received by such director for serving the Corporation during the year of the violation. If the Connecticut General Statutes are amended after approval by the stockholders of this Section 8 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Connecticut General Statutes, as so amended. Any repeal or modification of this Section 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.